Exhibit 99.1

Fred's Reports Fourth Quarter and Full Fiscal Year 2014 Results

MEMPHIS, Tenn.--(BUSINESS WIRE)--March 26, 2015--Fred's, Inc. (NASDAQ: FRED) today reported financial results for the fourth quarter and year ended January 31, 2015.

For the fourth quarter ended January 31, 2015, Fred's net loss totaled $8.2 million or ($0.22) per diluted share compared with net income of $4.0 million or $0.11 per diluted share in the year-earlier period. Adjusted net income (a non-GAAP financial measure) for the fourth quarter of 2014 was $0.7 million or $0.02 per diluted share, which excludes non-operational charges in the fourth quarter of 2014 that totaled $15.0 million pre-tax or ($0.24) per share. See the reconciliation of non-GAAP financial measures later in this release.

For fiscal year 2014, Fred's net loss totaled $28.9 million or ($0.79) per diluted share compared with net income of $26.0 million or $0.71 per diluted share in the prior year. Adjusted net loss for 2014 was $7.3 million or ($0.20) per diluted share, which excludes non-operational charges during 2014 that totaled $36.6 million pre-tax or ($0.59) per share.

Fred's total sales for the fourth quarter of fiscal 2014 increased to $504.4 million from $495.0 million for the fourth quarter last year. Comparable store sales for the quarter were flat compared with an increase of 0.1% in the fourth quarter last year. Fred's total sales for fiscal 2014 were $1.970 billion versus $1.939 billion for fiscal 2013, an increase of 2%. On a comparable store basis, fiscal 2014 decreased 0.6% versus an increase of 0.6% for the year-earlier period.

Commenting on the results, Jerry A. Shore, Chief Executive Officer, said, "Although our pharmacy department posted another strong script performance in 2014, the year overall was challenging as we dealt with problems in the general merchandise side of our business and the expiring pharmacy supply contract. During the last half of the year, we worked aggressively to clear inventory, close underperforming stores, and improve supply chain strategies, among other things. Clearly, those steps were painful from a near-term perspective, but necessary in terms of our goal to restore Fred's to profitability, expand gross margins and capitalize on the positive business in the pharmacy department. In the fourth quarter, we began to see progress from these changes and ended with positive earnings for the quarter, excluding non-operational charges. During 2014, we also maintained a strong balance sheet and achieved positive cash flow.

"In lock step with our work to address merchandising issues during the past several months, we also have focused intently on building our management team by adding experienced retailers and making sure the talents already in house are aligned properly," Shore continued. "If you recall, this was one of the key objectives I expressed when taking over as CEO in late October. I am very pleased that in five months we have been able to bring to Fred's an experienced and successful merchandising and operations team, which will be led by Mike Bloom, our recently appointed President and COO, Craig Barnes, EVP of Supply Chain Management, and Bryan Pugh, our new CMMO. These key moves, and the other changes to our team announced yesterday, provide us with notably stronger skill sets in merchandising and supply chain along with fresh perspectives at the top, which are needed to achieve positive change."

Shore noted that the Company announced yesterday an acquisition that, when completed, will bring additional resources to Fred's specialty pharmacy operations, EIRIS Health Services. EntrustRx, part of the Reeves-Sain Drug Store, Inc. acquisition, is licensed in all 50 states to dispense specialty pharmaceuticals to treat complex conditions and diseases that typically require ongoing support for extensive periods of time. Its main therapy lines include hepatitis C, oncology, growth hormones, multiple sclerosis, and rheumatology. EntrustRx is expected to have a strong strategic fit with EIRIS Health Services and should offer additional advantages, including accreditation and access to expanded specialty networks, expertise in different disease states, access to limited-distribution medications, and a model for a scalable retail experience providing clinical services, immunizations, compounding, and hospice medications.

Concluding, Shore said, "We enter 2015 with a strong sense of optimism because of the momentum that has been building during the past several months with regard to our emphasis on process improvement, expanding our pharmacy business, building talent across the organization, and refining our store model. We now have leadership in place with the credentials and experience to execute our strategic plan and drive strong financial improvements, as our earnings guidance reflects, and build the base for even stronger returns in the future for our shareholders."

Fred's gross profit for the fourth quarter of 2014 declined 7% to $124.2 million from $133.6 million in the prior-year period. Gross margin for the quarter decreased 240 basis points to 24.6% from 27.0% in the same quarter last year. Gross profit for fiscal year 2014 decreased 10% to $503.8 million from $560.8 million in the prior-year period. The deleveraging for both the quarter and year was driven by markdowns for closed store inventory and additional markdowns on low-productive inventory. These markdowns are in line with the strategies laid out in the Company's reconfiguration plan. The gross margin also was negatively affected by initial markup pressures in general merchandise and the pharmacy department.

Selling, general and administrative expenses for the quarter, including depreciation and amortization, deleveraged 180 basis points to 27.7% of sales from 25.9% of sales in the prior-year quarter. The deleveraging of expenses in the fourth quarter was driven by increased labor and occupancy costs related to pharmacy department growth. Further contributing to the deleveraging were proceeds from the sale of pharmacy script files that occurred in the prior year, costs associated with the closing of 47 stores in the fourth quarter as well as increased depreciation and amortization expense associated with pharmacy growth and lapping the year-earlier change in pharmacy intangible file life from five to seven years. In fiscal year 2014, selling, general and administrative expenses deleveraged 120 basis points to 28.1% from 26.9% of sales in fiscal year 2013.

For the fourth quarter of 2014, operating income, which is equivalent to earnings before interest and taxes, or EBIT, a non-GAAP financial measure, declined to a loss of $15.7 million or (3.1%) of sales compared with income of $5.6 million or 1.1% of sales in the prior-year period. For fiscal year 2014, operating income decreased to a loss of $48.4 million or (2.5%) of sales compared with income of $39.2 million or 2.0% of sales in fiscal year 2013.

For the fourth quarter of 2014, earnings before interest, taxes, depreciation and amortization, or EBITDA, also a non-GAAP financial measure that further excludes depreciation and amortization from EBIT, decreased to a loss of $5.0 million or (1.0%) of sales compared with earnings of $15.2 million or 3.1% of sales in the year-earlier quarter. For fiscal year 2014, EBITDA decreased to a loss of $7.3 million or (0.4%) of sales, down from earnings of $80.2 million or 4.1% of sales in fiscal year 2013.

During the fourth quarter, the following non-operational charges were incurred and totaled $15.0 million pre-tax or ($0.24) per share after tax:

  Closed store inventory markdown reserves of $7.2 million pre-tax or ($0.12) per share.
  Low-productive inventory markdown reserves of $4.7 million pre-tax or ($0.07) per share.
  Closed store selling, general and administrative expenses of $3.1 million pre-tax or ($0.05) per share.

During the year, the following non-operational charges were incurred and totaled $36.6 million pre-tax or ($0.59) per share after tax:

  Low-productive inventory markdown reserves of $18.9 million pre-tax or ($0.30) per share.
  Closed store inventory markdown reserves of $10.5 million pre-tax or ($0.17) per share.
  Closed store selling, general and administrative expenses of $5.9 million pre-tax or ($0.10) per share.
  Franchise tax expense related to a settlement with the State of Louisiana of $1.2 million or ($0.02) per share.

Unaudited, non-GAAP operational financial statements, excluding the non-operational items experienced in fiscal 2014, are presented later in this release for prior-year comparisons.

During the fourth quarter, Fred's closed 43 net locations, consisting of the closure of 47 full-service stores, three Xpress pharmacy locations and two franchised Fred's stores, while opening four full-service stores and five new Xpress pharmacy locations. During fiscal year 2014, Fred's opened 24 new locations, comprising six new stores and 18 new Xpress pharmacies. Fred's also closed 57 stores, nine Xpress pharmacy locations and two franchised Fred's stores during fiscal 2014.

The Company provides the following guidance for the first quarter of 2015 and the upcoming full fiscal year:

  Total sales for the first quarter of 2015 are expected to increase in the range of flat to up 2%.
  Comparable store sales for the first quarter also are expected to be flat to 2% compared with a decrease of 1.9% in the first quarter last year.
  Earnings per diluted share for the first quarter are forecasted to be in the range of flat to up $0.03 compared with $0.17 last year. The lower earnings guidance is due to the decline in general merchandise initial markup at the beginning of 2015, the West Coast port strike, which affects both the gross margin on receipts and sales in the quarter, and unusual favorable expense in the prior year not expected to recur.
  Based on this outlook, the Company expects total sales for the year to increase 10% to 15% which includes the impact of the acquisition of Reeves-Sain Drug Store, Inc., which was announced on March 25, 2015.
  Comparable store sales for the year are expected to increase 4% to 6% compared with a decrease of 0.6% in the prior year.
  Total earnings per diluted share for 2015 are expected to be in the range of $0.50 to $0.58.

Currently, Fred's, Inc. operates 661 discount general merchandise stores, including 19 franchised Fred's stores, in the southeastern United States. For more information about the Company, visit Fred's website at www.fredsinc.com.

A public, listen-only simulcast and replay of Fred's fourth quarter 2014 conference call may be accessed at the Company's web site. The simulcast will begin at approximately 10:00 a.m. Eastern Time today; a replay of the call will be available beginning at approximately 1:00 p.m. Eastern Time and will run until April 26, 2015.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. A reader can identify forward-looking statements because they are not limited to historical facts or they use such words as "outlook," guidance," "may," "should," "could," "believe," "anticipate," "plan," "expect," "estimate," "forecast," "goal," "intend," "committed," "continue," or "will likely result" and similar expressions that concern the Company's strategy, plans, intentions or beliefs about future occurrences or results. These risks and uncertainties include, but are not limited to, those associated with the Company's announced strategic plan, the ultimate terms of the reworked pharmacy distribution agreement, lease buyouts and the underlying assumptions and projections upon which they are based, as well as risks that intended results may not be achieved or may not occur as quickly as expected; the success of announced acquisition activities and future growth trends in businesses acquired; general economic trends; changes in consumer demand or purchase patterns; delays or interruptions in the flow of merchandise between the Company's distribution centers and its stores or between the Company's suppliers and same; a disruption in the Company's data processing services; costs and delays in acquiring or developing new store sites; and the factors listed under "Risk Factors" in the Company's most recent Annual Report on Form 10-K and any subsequent quarterly filings on Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date made. Fred's undertakes no obligation to release revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

FRED'S, INC. Unaudited Financial Highlights (In thousands, except per share amounts)

	13 Weeks	13 Weeks
	Ended	Ended
	January 31,	February 1,	Percent
	2015	2014	Change
Net sales	$504,425	$495,033	1.9%
Operating income	$(15,721)	$5,565	(382.5)%
Net income	$(8,154)	$3,966	(305.6)%
Net income per share, basic and diluted	$(0.22)	$0.11	(300.0)%
Average shares outstanding:
Basic	36,702	36,597
Diluted	36,830	36,802

	52 Weeks	52 Weeks
	Ended	Ended
	January 31,	February 1,	Percent
	2015	2014	Change
Net sales	$1,970,049	$1,939,246	1.6%
Operating income	$(48,412)	$39,198	(223.5)%
Net income	$(28,904)	$26,015	(211.1)%
Net income per share, basic and diluted	$(0.79)	$0.71	(211.3)%
Average shares outstanding:
Basic	36,647	36,558
Diluted	36,803	36,720

FRED'S, INC. Unaudited Fiscal 2014 Fourth Quarter Results (in thousands, except per share amounts)

	13 Weeks Ended January 31, 2015	% of Total	13 Weeks Ended February 1, 2014	% of Total
Net sales	$504,425	100.0%	$495,033	100.0%
Cost of goods sold	380,264	75.4%	361,433	73.0%
Gross profit	124,161	24.6%	133,600	27.0%
Depreciation & amortization	10,755	2.1%	9,588	1.9%
Selling, general and administrative expenses	129,127	25.6%	118,447	24.0%
Operating income	(15,721)	(3.1)%	5,565	1.1%
Interest expense, net	99	0.0%	110	0.0%
Income before income taxes	(15,820)	(3.1)%	5,455	1.1%
Provision for income taxes	(7,666)	(1.5)%	1,489	0.3%
Net income	$(8,154)	(1.6)%	$3,966	0.8%
Net income per share, basic and diluted	$(0.22)		$0.11
Weighted average shares outstanding:
Basic	36,702		36,597
Diluted	36,830		36,802

Unaudited Fiscal 2014 Results (in thousands, except per share amounts)

	52 Weeks Ended January 31, 2015	% of Total	52 Weeks Ended February 1, 2014	% of Total
Net sales	$1,970,049	100.0%	$1,939,246	100.0%
Cost of goods sold	1,466,256	74.4%	1,378,405	71.1%
Gross profit	503,793	25.6%	560,841	28.9%
Depreciation & amortization	41,063	2.1%	41,047	2.1%
Selling, general and administrative expenses	511,142	26.0%	480,596	24.8%
Operating income	(48,412)	(2.5)%	39,198	2.0%
Interest expense, net	504	0.0%	487	0.0%
Income before income taxes	(48,916)	(2.5)%	38,711	2.0%
Provision for income taxes	(20,012)	(1.0)%	12,696	0.7%
Net income	$(28,904)	(1.5)%	$26,015	1.3%
Net income per share, basic and diluted	$(0.79)		$0.71
Weighted average shares outstanding:
Basic	36,647		36,558
Diluted	36,803		36,720

FRED'S, INC. Unaudited Balance Sheet (in thousands)
	January 31,	February 1,
	2015	2014
ASSETS:
Cash and cash equivalents	$6,440	$6,725
Inventories	315,678	361,993
Receivables	41,370	35,161
Other non-trade receivables	43,487	39,108
Prepaid expenses and other current assets	12,983	13,245
Total current assets	419,958	456,232
Property and equipment, net	143,985	153,392
Intangibles	79,629	54,580
Other non-current assets	5,674	3,582
Total assets	$649,246	$667,786

LIABILITIES AND SHAREHOLDERS' EQUITY:
Accounts payable	$143,250	$125,925
Current portion of indebtedness	554	1,640
Accrued expenses and other	45,599	46,236
Deferred income taxes	13,386	24,446
Total current liabilities	202,789	198,247

Long-term portion of indebtedness	6,036	3,578
Deferred income taxes	-	-
Other non-current liabilities	24,785	14,413
Total liabilities	233,610	216,238
Shareholders' equity	415,636	451,548
Total liabilities and shareholders' equity	$649,246	$667,786

FRED'S, INC. Unaudited Reconciliation of Non-GAAP Measures (In thousands, except per share amounts)

The "As Reported" information below is presented in accordance with Generally Accepted Accounting Principles ("GAAP"). The "As Adjusted" information below reflects non-GAAP measures excluding certain charges the Company considers to be non-operational. Management believes the non-GAAP information helps to better understand and compare current year and prior year results. Management also believes the non-GAAP information provides useful information to investors and management when evaluating underlying business trends and ongoing operational performance. Non-GAAP information should be viewed in addition to, and not as a substitute for, the Company's reported results.

	As Reported 13 Weeks Ended January 31, 2015	Non- operational Adjustments	As Adjusted 13 Weeks Ended January 31, 2015	% of Total	13 Weeks Ended February 1, 2014	% of Total
Net sales	$504,425	$-	$504,425	100.0	$495,033	100.0
Cost of goods sold	380,264	-	380,264	75.4	361,433	73.0
Exclude impact of non-recurring costs of goods sold:
Closed store inventory reserves	-	(7,226)	(7,226)	(1.4)	-	-
Low-productive inventory reserves	-	(4,723)	(4,723)	(1.0)	-	-
Cost of goods sold, on an operating basis	380,264	(11,949)	368,315	73.0	361,433	73.0

Gross profit, on an operating basis	124,161	(11,949)	136,110	27.0	133,600	27.0

Depreciation & amortization	10,755		10,755	2.1	9,588	1.9
Selling, general and administrative expenses	129,127		129,127	25.6	118,447	24.0
Exclude impact of non-recurring expenses:
Closed store expenses	-	(3,037)	(3,037)	(0.6)	-	-
Selling, general and administrative expenses, on an operating basis	139,882	(3,037)	136,845	27.1	128,035	25.9

Operating income, on an operating basis	(15,721)	(14,986)	(735)	(0.1)	5,565	1.1
Interest expense, net	99		99	-	110	-
Income before income taxes	(15,820)	(14,986)	(834)	(0.1)	5,455	1.1
Provision for income taxes	(7,666)	6,129	(1,537)	(0.2)	1,489	0.3
Net income	$(8,154)	$(8,857)	$703	0.1	$3,966	0.8
Net income per share, basic and diluted	$(0.22)	$0.24	$0.02		$0.11
Weighted average shares outstanding:
Basic	36,702	-	36,702		36,597
Diluted	36,830	-	36,830		36,802

FRED'S, INC. Unaudited Reconciliation of Non-GAAP Measures (Continued) (In thousands, except per share amounts)

	As Reported 52 Weeks Ended January 31, 2015	Non- operational Adjustments	As Adjusted 52 Weeks Ended January 31, 2015	% of Total	52 Weeks Ended February 1, 2014	% of Total
Net sales	$1,970,049	$-	$1,970,049	100.0	$1,939,246	100.0
Cost of goods sold	1,466,256	-	1,466,256	74.4	1,378,405	71.1
Exclude impact of non-recurring costs of goods sold:
Low-productive inventory reserves	-	(18,895)	(18,895)	(1.0)	-	-
Closed store inventory reserves	-	(10,516)	(10,516)	(0.5)	-	-
Cost of goods sold, on an operating basis	1,466,256	(29,411)	1,436,845	72.9	1,378,405	71.1

Gross profit, on an operating basis	503,793	(29,411)	533,204	27.1	560,841	28.9

Depreciation & amortization	41,063	-	41,063	2.1	41,047	2.1
Selling, general and administrative expenses	511,142	-	511,142	26.0	480,596	24.8
Exclude impact of non-recurring expenses:
Closed store expenses	-	(3,037)	(3,037)	(0.2)	-	-
Closed store fixed asset impairment	-	(2,948)	(2,948)	(0.1)	-	-
Non-recurring tax items	-	(1,214)	(1,214)	(0.1)	-	-
Selling, general and administrative expenses, on an operating basis	552,205	(7,199)	545,006	27.7	521,643	26.9

Operating income, on an operating basis	(48,412)	(36,610)	(11,802)	(0.6)	39,198	2.0
Interest expense, net	504	-	504	-	487	-
Income before income taxes	(48,916)	(36,610)	(12,306)	(0.6)	38,711	2.0
Provision for income taxes	(20,012)	14,974	(5,038)	(0.2)	12,696	0.7
Net income	$(28,904)	$(21,636)	$(7,268)	(0.4)	$26,015	1.3
Net income per share, basic and diluted	$(0.79)	$0.59	$(0.20)		$0.71
Weighted average shares outstanding:
Basic	36,647	-	36,647		36,558
Diluted	36,803	-	36,803		36,720

CONTACT:
Fred's, Inc.
Jerry A. Shore, 901-362-3733, Ext. 2217
Chief Executive Officer